ANNUAL CERTIFICATION

Re: Morgan Stanley Mortgage Loan Trust 2006-4SL (the "Trust"), issued pursuant to the Servicing Agreement, dated as of March 30, 2006 (the "Agreement"), by and among Morgan Stanley Mortgage Capital I. Inc, as depositor (the "Depositor"), LaSalle Bank National Association, as trustee (the "Trustee"), GMAC Mortgage Corporation, as interim servicer (the "Interim Servicer"), and Wachovia Equity Servicing LLC (successor by merger to HomEq Servicing Corporation), as servicer (the "Servicer")

I, William T. Fowler, Vice President, of the Wachovia Equity Servicing, LLC (successor by merger to HomEq Servicing Corporation), hereby certify to the Depositor and the Trustee and their officers, directors, and affiliates, pursuant to Section 3.22 of the Servicing Agreement, that:

A review of the activities of the Servicer during the period of January 1, 2006 to November 1, 2006, or the applicable portion thereof, and, to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects for the period of January 1, 2006 to November 1, 2006.

Date:   Feb 23, 2007

/s/ William T. Fowler
William T. Fowler
Vice President

Morgan Stanley Officer's Certificate
MSM 2006-4SL